Filed Pursuant to Rule 433
Issuer Free Writing Prospectus dated February 26, 2019
Relating to Preliminary Prospectus Supplement dated February 26, 2019
Registration Statement No. 333-215936-01
HIGHWOODS REALTY LIMITED PARTNERSHIP
$350,000,000
4.20% Notes due 2029
Final Term Sheet
Dated: February 26, 2019

Issuer:	Highwoods Realty Limited Partnership
Security:	4.20% Notes due 2029
Format:	SEC Registered
Expected Ratings (Moody's/S&P)*:	Baa2 / BBB
Principal Amount:	$350,000,000
Maturity Date:	April 15, 2029
Trade Date:	February 26, 2019
Settlement Date (T+7):	March 7, 2019
Interest Payment Dates:	April 15 and October 15, commencing October 15, 2019
Benchmark Treasury:	2.625% due February 15, 2029
Benchmark Treasury Price / Yield:	99-29+ / 2.634%
Spread to Benchmark Treasury:	T + 160 bps
Yield to Maturity:	4.234%
Coupon:	4.20%
Public Offering Price:	99.717% of the principal amount, plus accrued interest, if any, from the Settlement Date
Optional Redemption:
Make-whole call at any time prior to January 15, 2029 (the date that is 90 days prior to the maturity date, the “Par Call Date”), at the applicable Treasury Constant Maturity plus 25 bps
On or after the Par Call Date, the redemption price will equal 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest on the principal amount of the notes to be redeemed to, but excluding, the redemption date

CUSIP / ISIN:	431282 AR3 / US431282AR39
Joint Book-Running Managers:
Jefferies LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Wells Fargo Securities, LLC
BB&T Capital Markets, a division of BB&T Securities, LLC
Capital One Securities, Inc.
Regions Securities LLC
U.S. Bancorp Investments, Inc.

Co-Managers:	Fifth Third Securities, Inc. FTN Financial Securities Corp J.P. Morgan Securities LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

This communication is intended for the sole use of the person to whom it is provided by the issuer.
Terms used herein but not defined shall have the respective meanings as set forth in the issuer’s preliminary prospectus supplement dated February 26, 2019.
Other information (including other financial information) presented in the Preliminary Prospectus Supplement is deemed to have changed to the extent affected by the information contained herein.
The issuer has filed a registration statement including a prospectus and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request them by contacting Jefferies LLC at 520 Madison Avenue, New York, NY 10022, Attention: Debt Capital Markets, toll-free: 1-877-877-0696, email: DCMProspectuses@jefferies.com; Merrill Lynch, Pierce, Fenner & Smith Incorporated, NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte NC 28255-0001, Attention: Prospectus Department, email: dg.prospectus_requests@baml.com, toll-free: 1-800-294-1322; or Wells Fargo Securities, LLC at 608 2nd Avenue South, Suite 1000, Minneapolis, MN 55402, Attention: WFS Customer Service, toll-free: 1-800-645-3751, email: wfscustomerservice@wellsfargo.com.
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